Contract No.: COD-001-10

EXCLUSIVE DISTRIBUTION AGREEMENT

THIS EXCLUSIVE DISTRIBUTION AGREEMENT (the “Agreement”), entered into as of May 13th, 2010 (the “Effective Date”), is made by and between INSPIREMD LTD of 3 Menorat Hamaor St. Tel Aviv 67448, Israel, a Corporation organized and existing under the laws of Israel and any of its affiliated companies (under formation) (individually and collectively referred to as the “Supplier”), and KIRLOSKAR TECHNOLOGIES (P) LTD. the “Distributor”) of 306, 3rd Floor, Money Chamber, 6/23, K H Road, Bangalore 560 027, Karnataka India (each of the Company and the Distributor, a “Party” and together, the “Parties”).

WHEREAS, Supplier develops, manufactures and supplies the Product(s) set forth in Exhibit A hereto (hereinafter referred to as “Product”), that may be improved or updated by Supplier from time to time (the “Product(s)”);

WHEREAS, Distributor distributes and sells a wide variety of Product(s) for use in the territory (defined hereinafter);

WHEREAS, Supplier wishes to sell the Product(s) to Distributor, and Distributor wishes to purchase the Product(s) from Supplier, subject to the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

1.           Representations, Undertakings, Appointment and Responsibilities of Distributor

1.1           Representations and Warranties: Distributor hereby represents and warrants to the Supplier that it possesses and will maintain throughout the term of this Agreement, the means, experience, know-how, skill, facilities and personnel to properly fulfill its obligations under this Agreement in a timely manner and to the Supplier’s satisfaction.  Further, the Distributor represents and warrants that it is duly licensed to execute its obligations under this Agreement.

1.2           Undertakings: Distributor hereby undertakes that he will, at his own expense, be responsible for obtaining any and all permits, approvals, product registration with the Ministry of Health, licenses authorizations and clearances from local, state, municipal, governmental, quasi-governmental and other authorities, required, necessary or desirable for the sale and distribution of the Product(s) in the Territory and for the performance of the Distributor’s obligations hereunder.  The local approvals will be obtained when required by the local authorities in addition to the existing certificates and whenever possible these local approvals will be obtained in the name of the Supplier.  Pursuant to this engagement, Distributor agrees to purchase the Product(s) from Supplier, and Supplier agrees to sell the Product(s) to Distributor when such Product(s) are ordered hereunder in accordance with the terms hereof.

1.3           Appointment.  As of the Effective Date, Supplier hereby engages Distributor as its E4clusive distributor for the distribution and sale of the Product(s) solely in the geographical areas set forth on Exhibit B hereto (the “Territory”), subject to the terms and conditions of this Distribution Agreement.  Distributor hereby accepts such engagement, subject to the terms and conditions of this Distribution Agreement.  Distributor acknowledges that it may not make any commitment or binding obligation on behalf of Supplier.

Contract No.: COD-001-10

1.4           Sales Minimums.  Distributor hereby commits to the Supplier to make best of its endeavor to achieve, at a minimum, the sales set forth on Exhibit C hereto during the term of this Agreement (“Sales Minimum”), and the total value of orders for each year listed therein (the “Order Value”).  If Distributor fails to achieve the Sales Minimum and/or the Order Value in any given period specified in Exhibit C hereto, Supplier may, at its own discretion either: (i) terminate this Agreement in accordance with Section 9.1 below, or (ii) after giving a reasonable notice may revoke the exclusive appointment granted to the Distributor under Section 1.3 and appoint Distributor as a non-exclusive Distributor in the Territory.  Supplier shall notify Distributor if such appointment is made well in advance.  Said appointment shall not derogate from the terms of this Agreement and all other terms of this Agreement shall remain in effect Mutatis Mutandis.

1.5           Responsibilities.  Distributor shall bear its own expense for the execution of the following:

a.           Product(s) Promotion.  Distributor shall use its best efforts to introduce to the market, promote and obtain orders for the Product(s) in the Territory.  For the execution of said promotion, Distributor shall employ highly qualified sales and technical personnel familiar with the Product(s).  Distributor agrees that it shall execute its obligation under this section in a manner that reflects positively on the Supplier and the Product(s) and shall not perform any act or omission which may harm the goodwill of, or be injurious to, the Product(s) or Supplier.  Further, all marketing material, Product(s) information, brochures and the like, containing information relating to the Product(s) requires the approval of the Supplier prior to its distribution to end users or prospects Distributor engages.

b.           Marketing Plan.  Distributor agrees to submit to Supplier within thirty (30) days hereof a marketing plan detailing the promotional and marketing activities for sales of the Product(s) in the Territory.  Said marketing plan is subject to Supplier’s approval prior to its implementation and shall include attendance in local shows, distribution of marketing material translated into the language used in the Territory.  Distributor shall keep Supplier continuously informed of the status of its marketing efforts under the marketing plan and shall furnish all information relating to the sales of the Product(s) in the Territory as may be reasonably requested by Supplier from time to time.

c.           Sales Personnel.  Distributor shall train an appropriate number of its qualified employees in the sale of the Product(s) (“Sales Personnel”).  Number of Sales Personnel shall be sufficient for the purpose of promoting, marketing, selling and distributing the Product(s) in the Territory in accordance with Section 1.3 above.  Without derogating from the above, Distributor may use subcontractors for the distribution of the Products provided that the prior written approval of the Supplier is provided.  Distributor shall be held accountable for all distribution activities performed by subcontractors in distributing the Products under this Agreement.  The Supplier shall have the right, at all times, to discontinue the use of a specific subcontractor at its sole discretion on a case to case basis.

Contract No.: COD-001-10

d.           Compliance and Reporting.  Distributor shall comply with any and all safety regulations and standards and such other regulations or requirements as are or may be promulgated by authorized governmental authorities and required in order to carry out the terms of this Distribution Agreement.

Distributor shall provide Supplier with all information pertaining to adverse events or safety issues related to the Product(s), such information shall be notified together with a detailed description within 24 hours (time difference).  Further, Distributor shall promptly provide Supplier with all information alleging Product(s) deficiencies related to the identity, quality, durability, reliability, effectiveness, or performance of the Product(s) as and when it comes to the knowledge of the Distributor.

e.           Quality Assurance and Product Traceability and MDD 93/42/EEC.  Distributor or any sub-distributor rendered by Distributor shall be responsible for the implementation and maintenance of a quality System that fulfills the requirements of MDD 93/42/EEC, including, inter alia recalls, notification to local authorities and document maintenance.

f.           Post-Marketing Surveillance Program.  Distributor shall maintain a Post-Marketing Surveillance Program (PMSP).  Supplier and the Distributor shall cooperate with each other in order to provide all information required and execute said program.  The PMSP shall include, among others, immediate notification to both Supplier and Distributor in the event that a serious defect is discovered in a product which has already been released.

g.           Traceability of Products.  In order to ensure compliance with laws and regulations relating to the traceability of the products, Distributor undertakes to take all appropriate measures to ensure:

•	backward traceability to Supplier (and where applicable, to the Authorized Representative (name and address of the Authorized Representative printed on Product packaging); and

•	reasonable product traceability to users to minimize the risks in case of recall; and

•	language requirements according to national legislation; and

•
compliance with any other responsibilities, liabilities, and obligations as set forth in Council Directive 93/42/EEC for manufacturers and any other laws, statutes, directives and regulations promulgated by any governmental body that may apply to the manufacturing and distribution of products.

h.           Customer Complaints and Recalls.  In the event a serious defect is discovered in a Product which has already been distributed, Distributor shall immediately notify Supplier in writing, specifically in cases of notifiable incidents or near-incidents according to §§ 28-31 MPG, which are to be reported immediately in written form to the safety commissioner for medical products supplied by the Supplier.  Supplier shall support the Distributor in analyzing product complaints in an effective manner.

Contract No.: COD-001-10

i.           Deleted

j.           Records.  Distributor shall maintain complete and accurate records of all Product(s) sold by Distributor in sufficient detail to enable Supplier to comply with its obligations under this Agreement.

k.           Storage.  Distributor shall store the Products in a storage facility and under conditions suitable to fit the Product’s nature as a delicate sterilized medical device to be used in humans.

1.           Minimum Inventory.  Distributor shall at all times after the Effective Date of this Agreement maintain at all time, a minimum inventory of Products equivalent to one quarter of sales of the current year, to ensure the timely supply of Products to the customers.

2.           Term of Agreement

This Agreement shall commence and be effective as of the Effective Date and shall continue for a term of 3 years (the “Term”) commencing with the Effective Date of this Agreement, unless terminated pursuant to Section 9 below.  The Term shall be automatically extended to an additional term (“Renewal”) unless a written notice of termination has been provided by one party to the other ninety (90) days prior to the date on which this Agreement otherwise would have expired.  The terms of this Agreement shall apply to any Renewal, except if otherwise agreed on in writing by the parties.

3.           Purchases, Prices, Payment and Forecasts

3.1           Standard Terms.  Distributor shall purchase Product(s) from Supplier pursuant to Supplier’s standard purchase order.  After receipt of Distributor’s purchase order, Supplier shall confirm, in writing, the details of the purchase order.  Supplier shall be obligated to sell to Distributor Products after the confirmation of the purchase order has been made by Supplier.  Supplier may, at its sole discretion, make changes to its Product(s) list at any time, provided that outstanding / confirmed purchase orders will not be affected by such change.  Such changes shall be communicated in writing to the Distributor forthwith of making any such change.  All sales from the Supplier to the Distributor are final.

3.2           Prices.

a.           Transfer prices of the Product(s) from Supplier to Distributor are specified in Exhibit C to this Agreement (the “Prices”).  Distributor shall complete the appropriate import/export forms as required by applicable laws and shall pay all other fees associated with the sale and delivery of all Product(s) hereunder, Including but not limited to customs clearance or customs tax as may apply.

b.           Supplier shall have the right to change the Prices with a sixty (60) days prior written notice (“Price Notice”) to Distributor.  Orders placed by Distributor prior to the last day of the expiry of the Price Notice period shall not be effected by said price change, and any written quote provided by the Distributor to prospect end-users prior to the Price Notice shall be subject to the previous pricing, provided that a copy of such quote / negotiation has been provided by Distributor to the Supplier prior to the Price Notice.

Contract No.: COD-001-10

3.3           Product(s) Changes.  Supplier reserves the right, at any time, to make changes to any Product(s) whenever such changes are (a) required for safety, (b) required in order to facilitate performance in accordance with specifications, or (c) such that they represent non-substantial substitutions and modifications not adversely affecting performance in accordance with applicable Product(s) performance specifications.  Supplier will inform Distributor within a reasonable time of any changes under this Section 3.3 and shall also arrange for fresh brochures and other marketing material to the Distributor, consequent upon the changes as per the present clause.

3.4           Purchase Orders.  All orders for Product(s) shall be placed by and subject to Distributor’s purchase orders in the form attached to as Exhibit E to this Agreement, each of which shall be subject to review and acceptance in writing by Supplier.  Distributor’s purchase orders shall include the following information:

a.           Identify each unit of Product(s) ordered;

b.           Indicate quantity, price (determined in accordance with the provisions of this Agreement) and shipping instructions; and

c.           Specify Distributor’s requested delivery dates.

Supplier is not bound by any term, condition or other provision in any purchase order that conflicts with the terms of this Agreement, unless such purchase order was confirmed in writing by Supplier which ordinarily shall not be refused or altered by the Supplier without any reasonable cause.

3.5           Once a purchase order is received and confirmed by Supplier, the order shall be deemed complete and final.  Any request by Distributor to make modifications after the purchase order is confirmed but before shipment of the Product(s), shall be dealt with by Supplier on a “best effort” basis.

3.6           Schedule of Purchases:

3.6.1 Distributor shall issue the Supplier the First Order of 2,000 stents (the “First Order”) within 10 days from the “Effective Date”.

3.6.2           Distributor shall issue the Supplier his Second Order of 3,000 stents (the “Second Order”), not later than end of September 2010

3.6.3           Distributor shall issue the Supplier schedule of his orders for the years 2011 and 2012 not later than 1st December 2010.

Contract No.: COD-001-10

3.7           Payment.

a.           Payments for Product(s) shall be made in accordance with the payments schedule set forth in Exhibit D, by Distributor to Supplier pursuant to all additional terms listed therein.

b.           Payment by Letter of Credit shall be made by means of issuing an irrevocable Letter of Credit in the name of the Supplier, issued by a bank certified by the Supplier’s bank payable within 90 days from date of Airway Bill.

c.           Such letter should be issued upon approval of the Distributor’s order by the Supplier, and is a prerequisite for continuation of the processing of the Purchase Order by Supplier.

d.           Risk of Loss: Title to the Product(s) purchased hereunder shall pass to Distributor and all risk of loss or damage to such Product(s) shall be borne by Distributor three days after the same is received by the Distributor at the final delivery place, unless notified in writing about any physical loss / damage caused to the product.  Nothing contained hereinabove shall construe as an admission / endorsement from the Distributor of the quality and technical soundness of the product supplied by the Supplier unless put to actual use.  Any technical / mechanical defect shall be addressed by the Supplier at its own costs and expenses including the costs of replacing the defective products.

e.           Distributor’s obligation to pay for all Product(s) ordered and all charges which it has incurred in connection with the execution of this Agreement shall survive termination or expiration of this Agreement.

3.8           Forecasts.  Not later than a week from the beginning of each quarter during the Term of this Agreement, Distributor will provide an estimate of its demand for Product(s) for the following quarter.  Such rolling forecasts shall not be binding on either party, but shall be prepared with reasonable care and to the best of Distributor’s efforts, based upon its experience with the Product(s) and information concerning existing and prospective customers.

4.           Responsibilities of Supplier

4.1           Marketing and Sales Support.

a.           Training and Support - Distributor shall train and support its personnel or subcontractors for the satisfactory completion of its obligations under this Agreement.  Supplier will assist in training by furnishing Distributor with English training literature.

b.           Supplier may, at his sole discretion, provide Distributor with his own personnel for training.

c.           Marketing Material.  Supplier shall provide Distributor with English language marketing literature.

Contract No.: COD-001-10

d.           Supplier may at his own discretion choose to assist Distributor in marketing activities, by participating in conferences, meeting with customers, bringing opinion leaders and any other activities, Supplier may choose to be involved.  In providing the said activities, it shall coordinate with Distributor for an effective presentation.

e.           Supplier shall list Distributor at the Supplier’s Website as exclusive Distributor for the Territory.

4.2           Product(s) Specifications and Standards.

a.           Recalls and Retrofits.  Supplier agrees that if any Product(s) is found by a government agency, sovereign, legislative or executive branch of government, or a court of competent jurisdiction to be in violation of any applicable law or regulation, Supplier shall be solely responsible for the necessary repair, replacement, or other remedy of such violation including cost of such replacement, freight charges, duties and taxes and other costs whatsoever, as long as costs will not exceed maximum insurance coverage listed in Exhibit F – Certificate of Insurance

b.           Compliance with Applicable Laws.  Supplier certifies that all of the Product(s) to be furnished under this Agreement will be manufactured or supplied by Supplier in accordance with all applicable government provisions and stipulations in the CE mark.  Distributor will be responsible for making adjustments, if needed, to meet local regulation at the costs and expenses of the Supplier with prior discussion.

5.           Warranty and Maintenance

5.1           Warranty, Maintenance Obligations of Supplier to Distributor.

a.           All Warranty claims against Supplier shall be made by Distributor, regardless of whether Distributor has transferred title or possession of the Product(s) to other parties.

b.           The Warranty is contingent upon the proper use of the Product(s), and does not cover Product(s) that have been modified without Supplier’s approval, or that have been subject to unusual physical or electrical stress, misuse, unauthorized use, negligence or accident, or that have passed their expiration date.

c.           Supplier makes no warranty in respect of accessories and other parts made by other suppliers that have been attached or connected to the Product(s).

d.           Supplier shall exclusively be liable for any losses including loss of goodwill caused to the Distributor because of supply of any defective products delivered by the former to the latter, as long as losses will not exceed maximum insurance coverage listed in Exhibit F – Certificate of Insurance.

e.           Supplier shall exclusively be liable for reimbursement of costs incurred by the Distributor in defending any cause arising allegedly due to poor / low quality products / design or any part thereof.  Such costs shall include the litigation charges, award etc. as Distributor has incurred in defending / settling any such claims.  The liability of the Supplier in meeting the above expenses shall be absolute and the Supplier indemnifies the Distributor against any such possible consumer claims as regard the quality of the products and as regard time bound delivery of products as per the orders placed by the Distributor time to time.  Any loss arising to the customer / end user owing to any reason other than / out of the reasonable control of the Distributor, shall be liable to be reimbursed by the Supplier, as long as costs will not exceed maximum insurance coverage listed in Exhibit F – Certificate of Insurance.

Contract No.: COD-001-10

f.           THE FOREGOING WARRANTIES SET FORTH IN SECTION 5.1 ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EITHER WRITTEN, ORAL OR IMPLIED, WHICH ARE HEREBY SPECIFICALLY DISCLAIMED AND EXCLUDED BY SUPPLIER, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND NON-INFRINGEMENT OR ANY IMPLIED WARRANTIES ARISING BY COURSE OF DEALING OR USAGE OF TRADE).  THE SOLE AND EXCLUSIVE REMEDIES OF DISTRIBUTOR FOR BREACH OF PRODUCT(S) WARRANTY SHALL BE LIMITED TO THE REMEDIES PROVIDED IN THIS AGREEMENT.

g.           Deleted.

h.           This Section 5.1 shall survive expiration or termination of this Agreement.

5.2           Warranty and Maintenance Obligations of Distributor to Customers.

a)           Distributor shall make no warranties or guarantees with respect to Product(s) or the use thereof except as provided herein or otherwise authorized in writing by Supplier.

b)           Distributor shall educate and inform End Users of the proper and safe use of the Product(s).  In the event that Distributor learns or becomes aware of any information indicating that any of the Product(s) have failed to perform satisfactorily, or receives any complaints or information from anyone concerning the safety and/or merchantability of any of the Product(s), Distributor shall notify Supplier immediately.  Distributor shall maintain a file of customer suggestions, comments, incident reports and Distributor responses and shall forward all such information to the Supplier in writing on the last day of each quarter this Agreement is in effect and for a period of 6 months from the termination of this Agreement if such information becomes available after termination.

6.           Intellectual Property and Ownership

6.1           Distributor acknowledges and agrees that:

a.           All intellectual property rights pertaining to the Product(s), including but not limited to patents, know-how, copyright, trademarks, whether protectable or not, registered and unregistered, owned and/or otherwise used by Supplier and all goodwill related thereto (collectively, the “IP Rights”) are and shall remain at all time, as between Supplier and Distributor, the exclusive property of Supplier and may not be exploited, reproduced or used by Distributor except as expressly / impliedly permitted under this Agreement.

Contract No.: COD-001-10

b.           Distributor shall not have or acquire any right, title or interest in or otherwise become entitled to any IP Rights by taking delivery of, making payment for, distributing and/or selling or otherwise using or transferring the Product(s).

c.           Distributor shall take all reasonable measures to ensure that all IP Rights of Supplier shall remain with Supplier, including promptly notifying Supplier of any possible infringement by third parties of Supplier’s IP Rights and assisting the Supplier, at Supplier’s expense, in any legal action against such infringement that in Supplier’s sole judgment is required for protection or prosecution of Supplier’s rights.

d.           Supplier shall be the owner of the Product Registration in the Territory (if applicable).  Distributor shall forward a copy of the completed registration as soon as the registration is completed and finalized

6.2           Without derogating from Section 6.1 above:

a.           Supplier may at any time affix Supplier’s trade name, service marks or trademarks (the “Trademarks”) to any of the Product(s) and use the Trademarks in relation to any services Supplier provides hereunder in connection with the Product(s); Distributor shall not make any changes to the Trademarks used on Products by Supplier.

b.           Distributor shall not have or acquire any right, title or interest in or otherwise become entitled to use any of the Supplier’s Trademarks, either alone or in conjunction with other words or names, or use the goodwill thereof, without the express written consent of Supplier in each instance; and

c.           Distributor shall not to apply for or oppose registration of any trademarks, including the Trademarks, used by Supplier.

6.3           Nothing contained in this Agreement shall be construed as conferring on either party any right or imposing any obligation to use in advertising, publicity or otherwise any trademark, name or symbol of the other party, or any contraction, abbreviation or simulation, except as expressly provided for in this Agreement.

6.4           Distributor acknowledges that no license or right is granted hereby with respect to Supplier’s intellectual property.

7.           Confidentiality

7.1           Without the written consent of the other party, neither party shall disclose to any third party, or use for its own benefit or the benefit of others, either during or after the Term of this Agreement, any confidential or proprietary business or technical information of the other party that has been identified as confidential or proprietary by the disclosing party in accordance with Section 7.2 below.

7.2           To be considered proprietary information, the information must be (i) disclosed in writing or other tangible form and marked confidential or proprietary, or (ii) disclosed orally or visually, identified as confidential at the time of disclosure and reduced to writing and marked confidential or proprietary within thirty (30) days of the disclosure thereof.

Contract No.: COD-001-10

7.3           Proprietary information shall not include information which (i) is already rightfully known or becomes rightfully known to the receiving party independent of proprietary information disclosed hereunder; (ii) is or becomes publicly known through no wrongful act of the receiving party; (iii) is rightfully received from a third party without similar restrictions and without breach of this Agreement; or (iv) reasonably required to be disclosed to comply with any applicable law, regulation or order of a government authority or court of competent jurisdiction, in which event the receiving party shall, prior to such disclosure, advise the other party in writing of the need for such disclosure and use its reasonable best efforts to obtain confidential treatment of such information.

8.           Indemnification and Insurance

8.1           Supplier Indemnification.  Supplier shall indemnify, hold harmless and defend Distributor, its successors and assigns for all losses, claims and defense costs claimed by any third party for any injury, death or property damage suffered by such third party to the extent resulting from a defect in the manufacture or design of the Product(s) supplied hereunder, unless such injury, death or property damage is the result of Distributor’s negligence, willful misconduct, breach of this Agreement or any modification made by Distributor to the Product(s) without Supplier’s consent.

8.2           Distributor Indemnification.  Distributor shall indemnify, hold harmless and defend Supplier, its successors and assigns for all losses, claims and defense costs claimed by any third party for any injury, death or property damage suffered by such third party to the extent resulting from Distributor’s negligence, willful misconduct or breach of this Agreement.

9.           Termination

9.1           Either party may terminate this Agreement with thirty (30) days written notice if the other party:

a.           Is in default of its payment obligations hereunder, and such default continues for fifteen (15) days following receipt of written notice; or,

b.           Is in default of any other material obligation hereunder and such default continues for thirty (30) days following receipt of written notice; or

c.           Fails to meet the Minimum Sales or Order Value as defined in Exhibit C.

d.           Distributes or attempts to distribute the Products outside the Territory.

e.           Performs any acts which is in contravention of the express / implied understandings in between the parties.

9.2           Either party may terminate this Agreement if the other party is declared bankrupt or has been declared insolvent in any insolvency proceedings, attachment or other proceedings, which, in the reasonable opinion of either party prevents the other party from performing its obligations under this Agreement.

Contract No.: COD-001-10

9.3           Either party may terminate this Agreement for any reason or without reason with 90 (ninety) days written notice (hereinafter “Termination Notice”) without further penalties or indemnification, provided however that Distributor may conclude any Pending Sale.  For the purpose of this Section, Pending Sale shall be defined as any sale to a prospect end-user that the Distributor has provided with a written sales-quote prior to the end of the Termination Notice, to a total of no more than ten Pending Sales.

9.4           Termination of this Agreement shall not affect any obligations of either party incurred hereunder prior to such termination, or any obligations that expressly survive termination of this Agreement.

9.5           Distributor is aware that in certain jurisdictions and/or countries, local authorities require that a sole named importer of the Product is authorized to distribute the Product in the Territory.  Therefore, distributor agrees to execute all documents required by the relevant authorities for the purpose of execution of this Agreement and shall further provide the Supplier, upon its first request with all documents and signatures required for the purpose of disengaging distributor as the Supplier’s sole names distributor in the Territory as set forth in Exhibit F of this Agreement.

10.           General Provisions

10.1           Relationship of the Parties.  Distributor shall act as an independent contractor, purchasing Product(s) from Supplier and reselling them in the Territory.  Distributor shall not act, and shall not be deemed as, agent for Supplier, nor shall Distributor have any right or power hereunder to act for or to bind Supplier in any respect.  This Agreement shall not be deemed to create any employer-employee relationship between Supplier and Distributor, nor any agency, franchise, joint venture or partnership relationship between the parties.

10.2           Amendment of Policies and Exhibits.  Supplier may at any time in discussion with the Distributor, by written notice to Distributor, amend its policies relating to service, Warranty, delivery, terms of sale, and/or amend the Exhibits hereto; provided, that substantial adjustments to the Product(s) and the Territory shall be made after Supplier has furnished Distributor with a ninety (90) days written notice.

10.3           Assignment.

a.           This Agreement, and the Distributor’s rights and obligations hereunder, shall not be assigned in whole or in part by the Distributor without the prior written consent of Supplier.  Any attempted assignment or delegation without such consent shall be void and of no effect.  The Parties agree that the Supplier shall have the right to assign all of its rights and obligations under this Agreement to an entity not a party to this Distribution Agreement provided that such Entity undertakes the obligations of the Supplier.

b.           This Agreement, and the Supplier’s rights and obligations hereunder, shall not be assigned in whole or in part by the Supplier without the prior written consent of Supplier.  Any attempted assignment or delegation without such consent shall be void and of no effect.  The Parties agree that the Supplier shall have the right to assign all of its rights and obligations under this Agreement to an entity not a party to this Distribution Agreement provided that such Entity undertakes the obligations of the Supplier.

Contract No.: COD-001-10

10.4           Notices.  Any and all notices permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, and shall be delivered, personally or sent by facsimile or registered mail or electronic mail, to the other party at its address set forth in this Agreement, or the latest known address of the party.  The date of personal delivery, facsimile confirmation date as stated on the facsimile transfer report, or ten (10) days after being sent by registered mail, shall be the effective date of such notice.

10.5           Publicity.  It is agreed the Supplier may identify Distributor as a distributor of Supplier’s Product(s) in advertisements and other promotional literature.  It is further agreed that Distributor may identify to its customers that Supplier is a supplier of the Product(s) to Distributor.  Neither party shall otherwise use the name of the other party in any advertising, publicity, promotional literature, brochures, sales aids or marketing tools without the prior written consent of such other party.

10.6           Agreement Governs.  In the event of any conflict between the terms of this Agreement and the terms of any Supplier or Distributor purchase order, sales contract or acknowledgment used in connection with any individual sale or purchase, the terms of this Agreement shall overrule, unless otherwise expressly agreed to in writing by Distributor and Supplier at the time of such individual sale.

10.7           No Waiver.  Failure to enforce any rights hereunder, irrespective of the length of time for which such failure continues, shall not constitute a waiver of those or any other rights, nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

10.8           Governing Law.

a.           This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Israel in cases which the Distributor Prosecutes the Supplier, without giving effect to principles of conflicts of law.

b.           This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of India in cases which the Supplier prosecutes the Distributor without giving effect to principles of conflicts of law.

10.9           Settlement of Disputes.  All disputes arising in connection with this Agreement shall be settled by arbitration.  The arbitration shall be held in UK.  This provision shall expressly survive termination of this Agreement.

10.10           Complete Agreement.  This Agreement, including the Exhibits hereto, constitutes the full and complete agreement of the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.  Except as otherwise provided in Section 10.2 above or elsewhere herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by Distributor and Supplier.

Contract No.: COD-001-10

10.11           Severance.  If any provision or provisions of this Agreement is held invalid, illegal, or unenforceable by a court of competent jurisdiction, such provision(s) shall be severed, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  The parties shall use all commercially reasonable efforts to agree upon a valid and enforceable provision for the severed provision(s), taking into account the intent of this Agreement.

10.12           Force Majeure.  Failure of either party to perform its obligations under this Agreement (except the obligation to make payments) shall not subject such party to any liability or constitute a breach of this Agreement if such failure is caused by any event or circumstances beyond the reasonable control of such non-performing party, including without limitation acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation (unless caused by the party so affected), a national health emergency or compliance with any order or regulation of any government entity.  A party whose performance is affected by a force majeure event shall take prompt action to remedy the effects of such force majeure event.

10.13           Further Assurances.  Each party shall execute and deliver such further instruments and do such further reasonable acts and things as reasonably may be required to carry out the intent and purpose of this Agreement.

10.14           Counterparts.  This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be original as against the party whose signature appears thereon, but all of which taken together shall constitute one and the same instrument.

10.15           Survival.  Sections 1, 3, 5, 6, 7, 8, 9, and 10.15 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representative:

Inspire MD Ltd.		Distributor

Signature:	/s/ Asher Holzer	Signature:	/s/ Amardeep Seth
Name:	Asher Holzer	Name:	Amardeep Seth
Title:	President	Title:	Chief Executive Officer

Contract No.: COD-001-10

EXHIBIT A – PRODUCT(S)

MGuard™ coronary stent system

Contract No.: COD-001-10

EXHIBIT B - TERRITORY

India

Contract No.: COD-001-10

EXHIBIT C — STENT PRICES AND SALES MINIMUMS

Transfer Prices:

Price per Stent: $ 600.00 US, EX-WORKS Germany

Sales Minimum through the Term of the Agreement:

	2010-	2011-	2012-
Stent Quantity	5,000	15,000	20,000
Total Order Value (in $’s)	3,000,000	9,000,000	12,000,000

Sales Minimum through fiscal year 2010:

	Q3-10	Q4-10
Stent Quantity	2,000	3,000

Bonus scheme for achievement of sales target for the year 2010:

Only one of the following 2 bonus schemes will be implemented, and only in prior condition of achieving 2010 Yearly sales higher than 5,000 ordered stents.

1.           Supplier will deliver the Distributor with Free of Charge (“Bonus”) stents to the value of 15% of the total amounts of stents ordered, subject to a total 2010 yearly purchase of 5,001-9,999 stents.

2.           Supplier will deliver the Distributor with Free of Charge (bonus) stents to the value of 20% of the total amounts of stents ordered, subject to a total 2010 yearly purchase of minimum 10,000 stents and above.  This bonus scheme will not be implemented together with bonus scheme no. 1.

•	Delivery of the Free of Charge stents shall be after receipt of full payment for the purchased quantity.

•	Implementing 1st bonus option (15%) will be applicable from First Order. In case Distributor fails to achieve the set target, Distributor will be charged for the bonus supply.

•	In case Distributor will be eligible for 2nd bonus scheme based on 2010 sales, additional Bonus stents will be sent to match 2nd scheme value.

Distributor shall place the “First order” within 10 days from the “Effective Date”.

Supplier shall advise the Distributor within 7 working days from the receipt of the Distributor’s purchase order the estimated delivery schedule for the orders received.

Contract No.: COD-001-10

EXHIBIT D – PAYMENT SCHEDULE

Payment by Distributor:

(a)           Payment of the “First Order” shall be made by means of one of the following options:

a.           by means of issuing an irrevocable Letter of Credit in the name of the Supplier, issued by a bank certified by the Supplier’s bank payable within 90 days from date of Airway Bill.  Letter of Credit conditioned terms will include India regulatory approval.

b.           by means of 50% wire transfer in advance to the bank account of the supplier + 50% with open account to be paid within 90 days from Airway Bill.

(b)           Payments of all “Subsequent Orders” (Second, Third and onward orders) shall be made by means of: one of the following options:

a.           by means of issuing an irrevocable Letter of Credit in the name of the Supplier, issued by a bank certified by the Supplier’s bank payable within 90 days from date of Airway Bill.

b.           by means of 50% wire transfer in advance to the bank account of the supplier + 50% with open account to be paid within 90 days from Airway Bill.

Contract No.: COD-001-10

EXHIBIT E —PURCHASE ORDER

Contract No.: COD-001-10

EXHIBIT F —CERTIFICATE OF INSURANCE